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Exhibit 10.4

KEY EMPLOYEE AGREEMENT

        This KEY EMPLOYEE AGREEMENT (hereinafter referred to as the ("Agreement") is made and entered into as of the 11th day of February, 2004, by and between Fastclick.com, Inc., a California corporation (hereinafter referred to as the "Company") and JAMES AVIANI (hereinafter referred to as "Executive").

        WHEREAS, Company is a provider of Internet-based advertising products and services;

        WHEREAS, Executive possesses unique business skills, knowledge and technical experience which are valuable to the business prospects of Company;

        WHEREAS, in light of the foregoing, Company desires to employ Executive as Chief Technology Officer (CTO), and Executive desires to accept such employment;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, Company and Executive agree as follows:

        1.     DUTIES. Company hereby employs Executive to serve as CTO, reporting to the CEO with such duties that may be defined from time to time by the Board and/or CEO. To the fullest extent permitted by California law, Company shall indemnify and defend Executive from all costs, expenses and losses whether direct or indirect, including consequential damages and attorney's fees, incurred or sustained by Executive in consequence with the fulfillment of his duties on Company's behalf.

        2.     TERM OF EMPLOYMENT. Company hereby agrees to employ Executive and Executive hereby agrees to accept employment with Company upon the terms and conditions set forth herein, commencing on March 15th, 2004 and shall continue unless and until terminated by Company or by Executive pursuant to Section 11 below.

        3.     SALARY. Executive shall be entitled to receive from Company a starting annual base salary of $200,000. Salary is calculated from the date of Executive's commencement of employment, pursuant to Section 2 above. The base salary shall be paid Executive in 24 equal bi-monthly installments per year and shall be reviewed and may be increased by the Board annually or at such earlier time or times as it determines; provided that the Board shall have no obligation to increase the base salary at the end of any year, in any particular amount or at any time other than the end of a year; and provided further that Company may reduce Executive's base salary with Executive's prior consent.

        4.     BONUS. Executive shall be entitled to participate in such bonus plans as the Board shall determine. Bonus will be calculated based on achievement of reasonable business goals for revenue and profitability as defined by the CEO and/or Board. Annual bonus, if any, is to be paid within 90 days following year-end.

        5.     STOCK OPTIONS. In addition to Executive's salary described in Section 3, above, Executive shall receive a tandem right grant of 20,000 Ownership Equivalents (OEs) convertible to Incentive Stock Options (ISOs) as to 20,000 shares of Company Common Stock.

          5.1   The ISO grant will have a fair value price established by the Board at a time no later than the Executive's commencement date of employment, will vest on a quarterly basis over a period of four (4) years with an initial vesting date of October 1, 2004, with the ISO becoming vested on such date with respect to one-eighth (1/8) of the shares subject to the ISO, and will be subject to the other terms and conditions of the Fastclick 2000 Equity Participation Plan, including 50% vesting in the event of an initial public offering or significant change in control (as defined in Section 11), restrictions on transfer, expiration on termination, repurchase of shares on termination, and cancellation on competition with forfeiture and return of economic value provisions.

          5.2   The OE grant, in tandem with the ISO grant, will vest on a quarterly basis over a period of four (4) years with initial vesting date of October 1, 2004 with the OE becoming vested on such date with respect to one-eighth (1/8) of the OE. The OE grant is subject to the 2003 Ownership Equivalency Plan. This OE grant, due to the tandem nature of the ISO/OE grant, will not be subject to the "unpaid FMV credit" that is deducted from typical OE income distributions.

          5.3   On any exercise of the ISO, voluntary or automatic, the OE will be reduced by the number of shares of stock with respect to the ISO exercise. As such, the combined shares of the ISO grant and the OE grant shall never exceed 20,000.

        6.     EXTENT OF SERVICES. So long as he serves as CTO, Executive shall devote his full time, attention and energies to the business of Company and, without the CEO's or Board's prior written consent, shall not during such time be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but this shall not be construed as preventing Executive from (a) investing personal assets in businesses which do not compete with Company in such form or manner as will not require any substantial services on the part of Executive and in which Executive's participation is principally that of an investor; (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in Executive's owning beneficially at any time five percent (5%) or more of the equity securities of a corporation or other entity engaged in a business competitive to that of Company; and (c) participating in conferences, preparing or publishing papers or books or teaching, so long as the Board and/or the CEO approves of such activities prior to Executive engaging in them.

        7.     VACATIONS AND LEAVE. Executive shall be entitled to vacation and other leave in accordance with normal Company policy applicable to management employees, which is four (4) weeks annual combined vacation and personal leave. Vacations shall be taken at such times Executive and the Board and/or the CEO shall mutually agree.

        8.     EXPENSE REIMBURSEMENT. Upon presentation of supporting documentation and consistent with Company policy, Company will reimburse Executive for any reasonable and necessary business expenses incurred by Executive in connection with the business of Company.

        9.     OTHER BENEFITS. In addition to the benefits specifically described herein, during the term of this Agreement, Executive shall be entitled to receive, on an equivalent basis, all other benefits of employment generally made available to other members of Company's management, including, without limitation, benefits as a result of any present or future medical insurance, disability insurance, life insurance, retirement or pension plans (including participation in any such benefits by Executive's dependents).

        10.   TAXES. Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        11.   TERMINATION OF EMPLOYMENT. This Agreement and Executive's employment as CTO may be terminated by either party, for any reason or no reason and with or without cause, immediately upon fifteen (15) days written notice given to the other party.

          11.1 In the event Executive's employment is terminated for any reason, other than: (1) cause (i.e. fraud, gross negligence, willful misconduct, insubordination, failure to comply with Company's general policies, violation of the Employee and Contractor Confidentiality Non-Disclosure Agreement); (2) voluntary termination by Executive; or (3) a Change in Control as defined below, Executive shall be entitled to the following severance benefits: (a) all compensation Executive earned through the date of termination; (b) severance compensation equal to the then applicable base salary specified in Section 3 above for a period of six (6) months after the date of termination, which salary shall be paid on a bi-monthly basis over such period; (c) vesting and exercise of the OE and the ISO during a period of six (6) months after the date of termination;

  and (d) continued coverage under Company's health and welfare plans for a period of six (6) months after the date of termination.

          11.2 In the event Executive's employment is terminated by Company due to a Change in Control, (as defined below) or during the twelve (12) month period subsequent to the Change in Control event, Executive shall be entitled to the following severance benefits: (a) all compensation earned through the date of termination; (b) severance compensation equal to the then applicable base salary specified in Section 3 above for a period of twelve (12) months after the date of termination, which salary shall be paid on a bi-monthly basis over such period; (c) vesting and exercise of the OE and the ISO during a period of twelve (12) months after the date of termination; and (d) continued coverage under Company's health and welfare plans for a period of twelve (12) months after the date of termination.

          11.3 In the event Executive's employment is terminated for cause (i.e. fraud, gross negligence, willful misconduct, insubordination, failure to comply with Company's general policies, violation of the Employee and Contractor Confidentiality Non-Disclosure Agreement), Executive shall be entitled only to the following: (a) all compensation earned through the date of termination; (b) no severance compensation; (c) no extension of the vesting and exercise periods of the OE and the ISO; and (d) no continued coverage under Company's health and welfare plans for any period after the date of termination, other than for Executive's rights under COBRA.

          11.4 In the event Executive terminates his employment for Good Reason (as defined below) during the twelve (12) month period subsequent to the Change in Control event, Executive shall be entitled to the following severance benefits: (a) all compensation earned through the date of termination; (b) severance compensation equal to the then applicable base salary specified in Section 3 above for a period of twelve (12) months after the date of termination, which salary shall be paid on a bi-monthly basis over such period; (c) vesting and exercise of the OE and the ISO during a period of twelve (12) months after the date of termination; and (d) continued coverage under Company's health and welfare plans for a period of twelve (12) months after the date of termination.

          11.5 Executive agrees that if either Section 11.1 or 11.2 above are application in connection with the termination of Executive's employment, the ISO shall be converted to a non-qualified stock option so as to permit the extended exercise periods. In addition, if Executive is entitled to any severance benefits under either Section 11.1 or 11.2 above and Executive during the applicable period of such benefits, Executive shall be entitled to the continue to receive such benefits for the balance of the applicable period.

          11.6 Accordingly, Executive and Company acknowledge and agree that this Agreement and any employment hereunder are to be considered AT-WILL EMPLOYMENT.

          11.7 Termination pursuant to this Section shall not prejudice any other remedy to which the terminating party may be entitled at law, in equity, or under this Agreement. This is the only Agreement concerning termination between Company and Executive, and the parties acknowledge that this Agreement supersedes and replaces any other written or oral agreement, representation or understanding between the parties concerning termination of Executive's employment with Company and that this Agreement can only be modified in a writing signed by the Board's delegate and Executive.

          11.8 "Change In Control" means the occurrence of any of the following events:

            11.8.1 An acquisition (other than directly from Company) of any voting securities of Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities exchange Act of 1934), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of Company's then outstanding voting securities; provided that this Section shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of Company or its employees;

            11.8.2 A merger, consolidation or reorganization involving Company, unless all of the following conditions are satisfied:

              11.8.2.1 the shareholders of Company, immediately before such transaction, own, directly or indirectly, immediately after such transaction, in substantially the same proportion as their ownership of the voting securities of Company immediately before such transaction, more than fifty percent (50%) of the outstanding voting securities of (a) the corporation resulting from such transaction (the "Surviving Corporation") or (b) the immediate parent corporation of the Surviving Corporation; and

              11.8.2.2 the individuals who were Directors of Company at the time of the execution of the agreement providing for such transaction constitute, immediately after the transaction, at least a majority of the members of the board of directors of (a) the Surviving Corporation or (b) a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation; or

            11.8.3 A complete liquidation or dissolution of Company; or

            11.8.4 The sale or other disposition of all or substantially all of Company's assets to any person other than a sale or transfer of all or any portion of Company's assets to another corporation in which Company owns, immediately after such sale or transfer, eighty percent (80%) or more of the outstanding voting securities of such corporation.

          11.9 In the event of the death of Executive during the term of this Agreement, Company shall pay to Executive's estate or legal representative any amounts to which Executive otherwise would have been entitled hereunder prior to the date of his death or which become payable by reason of his death.

          11.10 "Good Reason" shall mean and include only the occurrence of any of the following events within twelve (12) months after the occurrence of a Change in Control event:

            11.10.1 Company reduces Executive's base salary from that in effect immediately prior to the occurrence of the Change of Control event;

            11.10.2 Company discontinues providing to Executive any material fringe benefit or other benefit provided to Executive immediately prior to the occurrence of the Change of Control event and fails to provide Executive with substantially equivalent alternative benefits; provided that Executive shall not have "Good Reason" on the occurrence of any event described in this clause if the discontinuation of the benefit is as a result of the discontinuation of such benefit for all members of Company's management;

            11.10.3 A material change occurs (other than for cause) in the functions, duties, responsibilities, reporting relationship, location of work, and/or title of Executive which is not agreed to by Executive, provided that none of the following shall by itself constitute an event described in this clause: (i) a change in Executive's title following the merger or consolidation of Company with or into any other corporation or entity or (ii) a temporary change in any of Executive's duties for a period of no more than sixty (60) consecutive days as a result of Executive's incapacity or disability.

        12.   SUCCESSORS TO COMPANY. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Company and any successors of Company, or any corporation which acquires directly or indirectly all of the assets of Company, whether by merger, consolidation, sale or otherwise, and shall not be otherwise assignable by Company. This Agreement is not assignable by Executive.

        13.   CHANGE IN RESPONSIBILITY. Should Executive's position as CTO be changed by Company or successors to Company for any reason other than cause, and without written acceptance of such change by Executive, pursuant to Section 11 above, Executive shall be entitled to twelve (12) months compensation, stock options and health and welfare benefits Executive would have been eligible for during a period equivalent to twelve (12) months of employment.

        14.   NOTICE. Any notice to be given under the terms of this Agreement shall be given as follows: Notice to Company shall be addressed to its CEO at Company's principal office; notices to Executive shall be addressed to Executive's home as last shown on the records of Company or given by personal delivery. Notice of a change of address under this Section shall have been duly given when personally delivered or three (3) days after being enclosed in a properly sealed envelope addressed as aforesaid, and deposited (postage paid) with the United States Postal Service.

        15.   WAIVER. Neither party's failure to enforce any provision of this Agreement shall be deemed or in any way construed as a waiver of any such provision, nor prevent that party from thereafter enforcing each and every provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available under the circumstances.

        16.   GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of California, without regard to or application of choice of law rules or principles.

        17.   ARBITRATION. In the event any claim or controversy arises under or concerning any provision of this Agreement or in connection with Executive's employment with Company, Company and Executive hereby agree that such claim or controversy shall be settled by final, binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, provided, however, that the arbitrator shall be chosen as follows: if Company and Executive are unable to agree upon an arbitrator within five (5) days of a request for arbitration, the parties shall request a panel of five (5) labor and employment arbitrators from the American Arbitration Association and shall alternatively strike names until a single arbitrator remains. Arbitration shall occur, if practicable, in Santa Barbara County, CA. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings, subject to any limitations placed on discovery by the arbitrator. The parties shall share equally in the costs of conducting the arbitration and shall each pay their expenses, but the prevailing party shall be entitled to recover its reasonable attorneys' fees. Notwithstanding the foregoing, nothing herein shall preclude or limit Company from seeking injunctive relief from a court of competent jurisdiction. Executive acknowledges and agrees that, by agreeing to this provision, he is agreeing to arbitrate any claim relating to his employment, whether or not it arises under the terms of this Agreement, that may arise under federal and state laws including, but not limited to, claims arising under Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Fair Employment and Housing Act. EXECUTIVE FURTHER UNDERSTANDS THAT BY AGREEING TO ARBITRATE EMPLOYMENT CLAIMS HE IS WAIVING HIS RIGHT TO BRING AN ACTION AGAINST COMPANY IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND IS WAIVING HIS RIGHT TO HAVE HIS CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

        18.   ENTIRE AGREEMENT. This Agreement, any stock option and ownership equivalency agreements, the CTO job description, the 90-day goals, and the Employee and Contractor Confidentiality Non-Disclosure Agreement signed by Executive contain the entire agreement of the parties and supersede and replace any other Agreement. Except as provided herein, this Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Only Company's Board has the authority to make such modifications of this Agreement on behalf of Company.

        IN WITNESS WHEREOF, the parties have duly executed this Key Employee Agreement as of the day and year first above written.

COMPANY:	EXECUTIVE:
Fastclick.com, Inc.
/s/ DAVID GROSS Dave Gross, CEO	/s/ JAMES AVIANI James Aviani

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  Exhibit 10.4
KEY EMPLOYEE AGREEMENT